UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	October 17, 2007

METAMORPHIX, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-51294	52-1923417
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

8000 Virginia Manor Road Suite 140, Beltsville, Maryland, 20705
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code	(301) 617-9080

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 4 – Matters Related to Accountants and Financial Statements

Item 4.02(a) – Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 17, 2007, the management and Audit Committee of MetaMorphix, Inc., a Delaware Corporation, or the Company, concluded that due to errors in the Company’s methodology for calculating and accounting for transferable warrants issued to non-employees from January 1, 1999 through March 31, 2007, the Company’s consolidated financial statements for such periods and any related reports of our independent registered public accounting firm should no longer be relied upon.

The Company employs the Black-Scholes option valuation model for the valuation of warrants. The Black-Scholes is a complex mathematical model that is intended to approximate the value of an “exchange traded” option with an underlying stock that is also publicly traded. Although the Company’s warrants and its common stock are not traded on an exchange, the Black-Scholes model is considered to be a reasonable and appropriate method for estimating the value of the Company’s warrants for accounting purposes. The Company had historically assigned an expected life to transferable warrants issued to non-employees, which was used as an input to the Black-Scholes option valuation model. The expected life was less than the contractual life of the warrant, assuming the warrant would be exercised prior to it expiration. Upon further reflection and review of accepted valuation techniques and practices and the relevant accounting guidance, it was determined that since the warrants were transferable and issued to nonemployees, the contractual life should have been used to properly assign a value to theses warrants. The Company is in the process of recalculating its warrant valuations and at this time is not able to indicate exact amounts of the adjustments necessary to correct the errors in individual periods. However, such adjustments are expected to result in material amounts of additional expense and a corresponding increase to Additional Paid in Capital for the periods set forth above. The Company estimates the total cumulative error through March 31, 2007 related to the difference between using an estimated life instead of the contractual life is approximately $36.1 million.

In addition, the adjustments are non-cash charges that will not affect the Company’s cash flows.

In connection with evaluating the correct accounting treatment for the transferable warrants issued to non-employees, the Company is also researching several other warrant related accounting and valuation questions. These questions relate to the exercise price adjustment clauses in some of the warrants, as well as the IPO related variability of the exercise price in the more recent warrant agreements. Based on the outcome of these further analyses, there may be additional effects on the Company’s historical financial statements; however, the ultimate outcome of these questions and whether they will result in an increase or decrease to the difference noted above is not yet known. These effects, if any, will also be non-cash effects and the Company will disclose the findings of its analyses in future Form 8-K filings.

Upon completion of the revised warrant valuations and resolution of the other open warrant related questions, the Company will, as soon as practicable, amend its 2006 Form 10K-SB and March 31, 2007 Form 10Q-SB filings to reflect the restatements of its financial statements contained therein.

The Audit Committee of the Company’s Board of Directors and the Company have discussed the above matters with its independent registered public accounting firm.

Signatures

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METAMORPHIX, INC.

Date: October 22, 2007	By:	/s/ Edwin C. Quattlebaum
Edwin C. Quattlebaum, President and Chief
Executive Officer